SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                          NEWFIELD EXPLORATION COMPANY
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    651290108
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of Pages

                                  SCHEDULE 13G


CUSIP No. 651290108                            Page 2  of Pages
-----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg, Pincus Investors, L.P.

-----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)
                                                                     (b)  X
-----------------------------------------------------------------------------
 3         SEC USE ONLY

-----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES
-----------------------------------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         3,215,514
-----------------------------------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
-----------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           3,215,514
-----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,215,514
-----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                          /    /
-----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           17.1%
-----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G


CUSIP No. 65129018                                       Page 3 of  Pages
-------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           E.M. Warburg, Pincus & Co., Inc.
-------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b)      X
-------------------------------------------------------------------------
 3         SEC USE ONLY
-------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES
-------------------------------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         3,215,514
-------------------------------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
-------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           3,215,514
-------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,215,514
-------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                        /   /
-------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           17.1%
-------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
-------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

CUSIP No. 651290108                          Page 4 of  Pages
-------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           E.M. Warburg, Pincus & Company
-------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                               (b)   X
-------------------------------------------------------------------------
 3         SEC USE ONLY
-------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES
-------------------------------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         3,215,514
-------------------------------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
-------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           3,215,514
-------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,215,514
-------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                       /     /
-------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           17.1%
-------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

CUSIP No. 651290108                             Page 5 of   Pages
-------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg, Pincus & Co.
-------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)      X
-------------------------------------------------------------------------
 3         SEC USE ONLY

-------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES
-------------------------------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         3,215,514
-------------------------------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING
-------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           3,215,514
-------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,215,514
-------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
-------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           17.1%
-------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(A).        NAME OF ISSUER:

                  Newfield Exploration Company

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  363 North Sam Houston Parkway East
                  Houston, Texas 77060

Items 2(a),
(B) AND (C).      NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; CITIZENSHIP:

                  This statement is being filed by (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"); (b) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation ("EMW"); (c) E.M. Warburg, Pincus & Company, a New York partnership ("EMWP"), which has the same general partners as Warburg, Pincus & Co.; and (d) Warburg, Pincus & Co., a New York general partnership ("WP"). EMW owns 1.13% of the limited partnership interests in WPI. WP is the owner of all the outstanding common stock of EMW and, as the sole general partner of WPI, has a 20% interest in the profits of WPI. EMWP has entered into a management agreement with WPI for the management of all investments made by it. Lionel I. Pincus is the managing partner of WP and may be deemed to control it. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  651290108

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  (a)      3,215,514
                  (b)      17.1%
                  (c)         (i)           0
                             (ii)           3,215,514
                            (iii)           0
                             (iv)           3,215,514

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

ITEM 10.          CERTIFICATION:

                  Not Applicable

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         WARBURG, PINCUS INVESTORS, L.P.

                         By: Warburg, Pincus & Co.,
                             General Partner

                         By:/s/ Stephen Distler
                                Stephen Distler, Partner


                         E.M. WARBURG, PINCUS & CO., INC.

                         By: /s/ Stephen Distler
                                 Stephen Distler,
                                 Managing Director


                         E. M. WARBURG, PINCUS & COMPANY

                         By: /s/ Stephen Distler
                                 Stephen Distler, Partner


                        WARBURG, PINCUS & CO.

                        By: /s/ Stephen Distler
                                Stephen Distler, Partner

Dated:  January 7, 1997